Exhibit 23

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Great Southern Bancorp, Inc.
Springfield, Missouri

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-176871) and Form S-8 (Nos. 333-104930 and 333-106190) of our report dated March 11, 2013, on our audits of the consolidated financial statements included in the Annual Report on Form 10-K of Great Southern Bancorp, Inc. as of December 31, 2012 and 2011, and for the years ended December 31, 2012, 2011 and 2010.  We also consent to the incorporation by reference of our report dated March 11, 2013, on our audit of the internal control over financial reporting of Great Southern Bancorp, Inc. as of December 31, 2012, which report is included in the Annual Report on Form 10-K.

/s/BKD, LLP

Springfield, Missouri
March 11, 2013